Exhibit 2.3

AMENDMENT NO. 2 AND WAIVER TO
BUSINESS PURCHASE AGREEMENT

This AMENDMENT NO. 2 AND WAIVER TO BUSINESS PURCHASE AGREEMENT (this “Amendment”) is made as of July 19, 2012, by and between NXP B.V., a private limited liability company incorporated under the laws of the Netherlands (the “Seller”) and Integrated Device Technology, Inc., a Delaware corporation (the “Buyer”).
RECITALS
WHEREAS, the Seller and the Buyer entered into that certain Business Purchase Agreement dated as of February 22, 2012 (the “Agreement”) as amended by the Amendment No. 1 to Business Purchase Agreement, dated June 21, 2012 (the “Amendment No. 1”);
WHEREAS, pursuant to Clause 13.6.1 of the Agreement, no amendment of the Agreement shall be effective unless such amendment is in writing and signed by or on behalf of the Seller and the Buyer;
WHEREAS, pursuant to Clause 4.1.2 of the Agreement, Closing shall be conditional on satisfaction or waiver of the Condition Precedent that Seller shall have prepared and delivered to the Buyer certain audited financial statements (the “Financial Statement Requirement”);
WHEREAS, pursuant to Clause 4.3.2 of the Agreement, the Conditions Precedent may only be waived by written agreement between the Buyer and the Seller; and
WHEREAS, the Seller and the Buyer desire to amend the Agreement and waive the Financial Statement Requirement as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable `consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1	Definitions. Capitalized terms used herein but not separately defined herein shall have the meanings ascribed to them in the Agreement.

1.2	Amendments to Agreement.

(a)	Clause 2.1.1(b) of the Agreement is hereby amended and restated in its entirety to read: “the Engineering Inventory and the Finished Inventory;”
(b)    The following clause is added as Clause 3.2.2 to the Agreement:
“Should a portion of the Purchase Price be required to be paid in any jurisdiction with respect to the transfer of the Business Assets pursuant to Clause 2.1.1 of this Agreement, then the Seller and the Purchaser shall use commercially reasonable efforts to implement such payment in such jurisdiction, and the Seller shall within ten (10) Business Days thereafter reimburse the Purchaser for any amount so paid in United States dollars on the basis of the rate of exchange as reported by the Financial Times in print in Europe on the day the payment was received by the Local Business Seller.”

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	Clause 6.2 of the Agreement is hereby amended and restated in its entirety as follows:

“6.2.1
The Purchaser shall pay the Purchase Price, less (i) the Additional Amount as satisfied pursuant to Clause 7.9.2, (ii) ten percent (10%) of the base Purchase Price referred to in Clause 3.1.1(a) (the “Indemnity Escrow Amount”) and (iii) $500,000 (the “Financial Statement Escrow Amount”), to:

ABN AMRO Bank N.V.

Account Number: 24.21.19.883

BIC code: ABNANL2AXXX

IBAN: NL62 ABNA 0242 119 883
a trust account of De Brauw Trust, on the Business Day before the Closing Date. Upon receipt, De Brauw Trust will hold the amount for and on behalf of the Purchaser until all Conditions Precedent are satisfied or waived and the Closing obligations referred to in Schedule 5 for which the Seller is responsible, have been performed, after which De Brauw Trust will hold such amount for and on behalf of the Seller and shall pay such amount in accordance with the Seller's instructions.

6.2.2
The Purchaser shall pay to De Brauw Trust on the Business Day before the Closing Date the Indemnity Escrow Amount and the Financial Statement Escrow Amount by wire transfer of immediately available funds, which upon receipt De Brauw Trust shall transfer for deposit in an escrow account (the “Escrow Account”) in accordance with the Escrow Agreement.

6.2.3	At Closing, the Parties shall procure that all obligations for which each of them is responsible pursuant to this Agreement or the Transfer Documents are performed.

6.2.4
Upon receipt by the Purchaser of an audited compilation report setting forth the carve-out financial statements for the Business for the fiscal years ended December 31, 2011 and December 31, 2012, prepared in accordance with generally accepted accounting principles in the United States, as specified in Clause 4.1.2 of the Agreement and in a form that complies with the requirements set forth in Exhibit A to Amendment No. 1, the Seller and the Purchaser shall execute a Joint Release Notice (as defined in the Escrow Agreement) instructing the Escrow Agent to release to the Seller the Financial Statement Escrow Amount in accordance with the Escrow Agreement.”

(d)	Clause 7.4.2 of the Agreement is hereby amended and restated in its entirety as follows:
“Notwithstanding Clause 7.4.1, the Purchaser shall use commercially reasonable

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

effort to rebrand Company Products manufactured after Closing to the Purchaser’s name, logo and lettering as soon as reasonably practicable after Closing, but in any event within one (1) year after Closing.”

(e)	The following clause is added as Clause 7.8 to the Agreement:

“7.8	Treatment of Inventory

7.8.1
As promptly as practicable after the Closing Date (but in no event more than thirty (30) Business Days thereafter), the Seller will deliver or shall cause to be delivered to the Purchaser (A) the Finished Inventory and (B) a statement (the “Inventory Statement”) setting forth a schedule of the Inventory.

7.8.2
During the period beginning on the date of delivery of the Inventory Statement and ending on the date 90 days thereafter (the “Initial Order Deadline”), the Purchaser shall submit to the Seller finished product orders (the “Initial Orders”) pursuant to the Manufacturing & Supply Agreement with respect to the Non-Transferred Inventory, such orders to properly reflect the delivery date, order quantities and finished product prices for such Inventory. The Purchaser shall release an Initial Order to replace any existing pre-Closing order. All work-in-process at Closing (i) in the diffusion stage will continue to be processed to die and (ii) in the assembly or final test stage will continue to be processed to finished product. All Non-Transferred Inventory that is not subject to the Initial Orders (the “Returned Unfinished Inventory”) shall be delivered to the Purchaser at the expense of the Seller as promptly as practicable after the Initial Order Deadline (but in no event more than ten (10) Business Days thereafter).

7.8.3
As promptly as practicable after the Initial Order Deadline (but in no event more than ten (10) Business Days thereafter), the Seller will deliver to the Purchaser its good faith determination of the value of (i) the Non-Transferred Inventory subject to the Initial Orders and (ii) the Inventory to be maintained by the Seller in die-bank pursuant to Section 7(d) of the Manufacturing & Supply Agreement (the “Estimated Inventory Value”), calculated as described in Schedule 19. The Seller agrees to afford to the Purchaser and its accountants, counsel, financial advisors or other representatives at reasonable times and on reasonable prior notice access to such Inventory and all of the books and records, personnel, accountants and work papers of the Seller’s Group, each as may be reasonably necessary to assist the Purchaser in its review of the Estimated Inventory Value. Within ten (10) Business Days after the Purchaser’s receipt of the Estimated Inventory Value, the Purchaser will provide the Seller a written notice indicating whether the Purchaser disagrees with the Estimated Inventory Value. If the Purchaser fails to object in writing to the Estimated Inventory Value within such 10‑Business Day period, the Estimated Inventory

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Value will be deemed conclusively final and binding on the Seller and the Purchaser.

7.8.4
If the Seller receives an objection notice from the Purchaser within such 10-Business Day period, the Purchaser and the Seller will negotiate in good faith to resolve the disagreement relating to the Estimated Inventory Value. If the disagreement is resolved within ten (10) Business Days following the Seller’s receipt of such notice from the Purchaser, the Estimated Inventory Value will be deemed conclusively to be final and binding on the Seller and the Purchaser. If the Seller and the Purchaser are unable to resolve the disagreement relating to the Estimated Inventory Value within such 10-Business Day period, such disagreement will be submitted to the Settlement Auditor for resolution. The Settlement Auditor shall be authorized only to arbitrate the Estimated Inventory Value, but shall not have any authority to arbitrate any other dispute relating to the matters addressed in this Agreement. The Seller and the Purchaser will cooperate with the Settlement Auditor and will proceed in good faith to cause the Settlement Auditor to resolve such disagreement not later than fifteen (15) Business Days after the engagement of the Settlement Auditor. The “Settlement Auditor” means a recognized independent auditing firm (other than any auditing firm regularly engaged by the Seller or the Purchaser) as may be mutually agreed to by the Seller and the Purchaser. All determinations made by the Settlement Auditor will be final, conclusive and binding on the Seller and the Purchaser. The Estimated Inventory Value as finally determined pursuant to Clauses 7.8.3 or 7.8.4 will be referred to as the “Final Inventory Value.” The costs of the Settlement Auditor shall be borne equally by the Seller and the Purchaser, and each of the Seller and the Purchaser will bear its own legal, accounting and other fees and expenses associated with the Estimated Inventory Value. The Seller agrees to pay to the Purchaser the Final Inventory Value within five (5) Business Days after its final determination by way of bank transfer to the account and in the currency indicated in writing by the Purchaser.

7.8.5
During the term of the Manufacturing & Supply Agreement, the Seller shall afford to the Purchaser five (5) opportunities to return a portion of the Returned Unfinished Inventory to the Seller at the Purchaser’s cost and submit additional finished product orders pursuant to the terms of the Manufacturing & Supply Agreement with respect to such Returned Unfinished Inventory, subject to the minimum order requirements and pricing therein (as adjusted to take into account the cost of the Returned Unfinished Inventory, as determined pursuant to Schedule 19).”

(f)	The following clause is added as Clause 7.9 to the Agreement:
“7.9    Credit Amount Settlement

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.9.1
As part of the Transaction, the Seller has agreed to provide a credit of $4,000,000 (four million United States dollars) (the “Credit Amount”) to the Purchaser, to be applied toward Transaction-related expenses incurred before December 31, 2013.

7.9.2	The Parties agree that the Credit Amount will be adjusted and settled as follows:

•
The Credit Amount will be decreased by the cost to be reimbursed by the Purchaser pursuant to Clause 4.2.4 of the Agreement for the costs, fees and expenses that may arise in relation to the audited carve-out financials referred to in Clause 4.1.2, not to exceed $200,000 in the aggregate.

•	The Credit Amount will be applied towards and decreased by the Additional Amount in satisfaction thereof.

•
The Credit Amount will be increased by the amount of liabilities owed by the Seller to the Purchaser related to the Jubilee Benefit Arrangements and related to the Employment Costs for holiday pay and holiday rights, each to the extent relating to the period before Closing, arising from the Agreement and to the extent the related liabilities towards the employees are assumed by the Purchaser.

•
The remainder of the Credit Amount will be used to settle invoices under the Transitional Services Agreement, including the agreed relocation and (re)installation costs associated with the lab & test center in Caen, France, and the Manufacturing & Supply Agreement.

•	Upon consumption of the Credit Amount, the Parties will apply regular invoice and payment terms .

•
Any portion of the Credit Amount that remains outstanding as of December 31, 2013 will be paid by the Seller to the Purchaser as soon as practicable after such date, but in any event within 5 Business Days thereof, by wire transfer to an account designated by the Purchaser in writing.

The following matrix is for non-binding illustrative purposes only:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amounts in US$ thousand
Item	Type	Credit/(Debit)	Remaining credit
Initial Credit Amount	Agreed	4,000	4,000
Audited carve out financials	Cap	(200)	3,800
Additional Amount (assuming Closing on July 19th)	Agreed	(3,000)	800
Jubilee liabilities	estimate	340	1,140
Holiday rights and pay liability	estimate	1,100	2,240
TSA and MSA invoices until December 31st, 2013	estimate	(2,240)	0
End 2013: pay out of remaining credit	estimate	—	0
”

(a)	Schedule 1 of the Agreement is hereby amended by adding the following defined term after the definition of “Encumbrance”:
““Engineering Inventory” means the Inventory used for sampling, engineering and prototype purposes for the Local Business in France.”

(b)	Schedule 1 of the Agreement is hereby amended by adding the following defined term after the definition of “Excluded Liabilities”:
““Finished Inventory” means the Inventory which is of a quality usable and salable in the ordinary course of business.”

(c)	Schedule 1 of the Agreement is hereby amended by adding the following defined term after the definition of “Non-Transferred Asset Notice”:
““Non-Transferred Inventory” means the Inventory, other than the Finished Inventory, the Engineering Inventory and the Inventory to be maintained by the Seller in die-bank pursuant to Section 7(d) of the Manufacturing & Supply Agreement.”

(d)	Schedule 1 of the Agreement is hereby amended by amending and restating the following defined term:
““Restricted Activity” means the business of designing, manufacturing and selling [***] high speed data converters as carried on or proposed to be carried on by the Seller’s Group.”

(e)	Paragraph 1.2(b)(i) of Schedule 5 is hereby amended and restated in its entirety as follows:
“To the extent that they are not held by third parties at Closing, the Engineering Inventory and the Moveables shall be transferred to the relevant Business Purchaser at Closing by the relevant Business Seller delivering the aforesaid Business Assets to the relevant Business Purchaser or giving the relevant Business Purchaser access or the keys to the locations where the aforesaid Business Assets are situated, whereupon the aforesaid Business Assets shall be at the relevant Business Purchaser's full disposal.”

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)	Schedule 16 of the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

(g)	Exhibit B hereto is added as a new Schedule 19 of the Agreement.

1.3
Waiver. The Buyer and the Seller, intending to be legally bound, hereby agree to waive the Financial Statement Requirement in Clause 4.1.2 of the Agreement; provided, that pursuant to Clause 4.3.4 of the Agreement, the Seller will use commercially reasonable efforts to provide the audited carve-out financials referred to in Clause 4.1.2 in a form that complies with the requirements set forth in Exhibit A to Amendment No. 1, as soon as practicable following the Closing, and in any event on or before August 6, 2012. For the avoidance of doubt, the Seller will not incur any liability or penalties if such financial statements are delivered to the Buyer after August 6, 2012, unless the Seller has not used commercially reasonable efforts to provide them by that time as required by the preceding sentence.

1.4	Miscellaneous.

(a)
Due Authorization. Each party hereto represents and warrants that the execution and delivery of this Amendment and the performance of the Agreement, as amended, are within such party’s corporate power and authority and have been duly authorized by all necessary corporate or other organizational action on the part of such party.

(b)
Effect of Amendment. The execution, delivery and effectiveness of this Amendment shall not constitute a waiver or amendment of any provision of the Agreement, except as specifically set forth herein. Except as modified by this Amendment, the Agreement shall continue in full force and effect.

(c)
Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.

(d)
Entire Agreement. This Amendment, along with the Agreement, taken together, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such persons, verbal or written, relating to the subject matter hereof.

(e)	References. After the date of this Amendment, any reference to the Agreement shall mean the Agreement as amended by this Amendment.

(f)	Applicable Law. This Amendment shall be shall be governed by and construed in accordance with the Laws of the Netherlands.
(Signature pages follow)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NXP B.V.

By:    /s/ SEAN PITONAK

Name:    Sean Pitonak

Its:    SVP, M&A

INTEGRATED DEVICE TECHNOLOGY, INC.

By:    /s/ THEODORE L. TEWKSBURY

Name:    Theodore L. Tewksbury III

Its:    President and Chief Executive Officer

Signature Page to Amendment No. 2 and Waiver to Business Purchase Agreement

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A
Schedule 16
Agreed Terms Escrow Agreement
(See attached)

Exhibit B
Schedule 19
Calculation of Reimbursed Inventory Value
(Clause 7.8.1)

Amount	Value per product	Total value
x1 = number of wafers in wafer production	y1 = average of 0 and wafer price	x1 * y1
x2 = number of dies in die-bank	y2 = die price	x2 * y2
x3 = number of dies in assembly/final test	y3 = average of die price and finished good price	x3 * y3
x4 = number of finished goods	y4 = finished good price	x4 * y4
	Total	Σ xi * yi
*Prices for y1 through y4 will be based upon pricing in the Manufacturing & Supply Agreement.

THE FOLLOWING EXHIBIT TO AMENDMENT NO.2 TO BUSINESS PURCHASE AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits
Exhibit A — Agreed Terms Escrow Agreement

Integrated Device Technology, Inc. will furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request, provided however that Integrated Device Technology, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.